UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2026

Amrize Ltd
(Exact name of registrant as specified in its charter)

Switzerland	1-42542	98-1807904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Grafenauweg 8,
Zug 6300
(Address of principal executive offices, including Zip Code)

+41 41 562 3490
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	AMRZ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2026, Amrize Ltd (the “Company”) announced that its Board of Directors (the “Board”) appointed Samuel J. Poletti as Chief Financial Officer of the Company, effective as of August 24, 2026 (the “Effective Date”). Mr. Poletti will succeed Baris Oran, who is stepping down from his current position as Chief Financial Officer of the Company.

Mr. Poletti, age 45, had served as the Company’s Chief Strategy and M&A Officer since the Company’s spin-off from Holcim Ltd (“Holcim”) in June 2025. Mr. Poletti previously served as Holcim’s Global Head of M&A from 2018 to June 2025.  Prior to that, Mr. Poletti served in various other roles at Holcim, including as Vice President, Senior M&A Manager and as Assistant Vice President, Head of Strategy and Business Development South Asia.

In connection with his appointment, the Company entered into a new employment agreement with Mr. Poletti setting forth the terms of his employment as Chief Financial Officer of the Company (the “Employment Agreement”), together with an International Assignment Agreement governing his assignment from the Company to Amrize North America Inc. in the U.S. (the “Assignment Agreement”), which serves as an addendum to the Employment Agreement.  Both agreements are dated as of, and effective on, the Effective Date. The Employment Agreement is of unlimited duration and may be terminated by either party upon twelve months’ prior written notice. The Assignment Agreement, which supersedes any inconsistent terms in the Employment Agreement, begins on the Effective Date and is expected to continue for five years until August 23, 2031. Mr. Poletti is not eligible to receive any termination or change of control payments under either agreement.  Under the Employment Agreement, Mr. Poletti is subject to certain non-competition, non-solicitation and confidentiality covenants.

Pursuant to the Employment Agreement, as modified by the Assignment Agreement, Mr. Poletti is entitled to an initial annual base salary of $725,000 and is eligible to participate in the Company’s cash and equity incentive plans. His initial annual bonus target is 100% of base salary, with a maximum annual bonus entitlement of 200% of his base salary.  Under the Assignment Agreement, he will receive an annual car allowance of $29,000, an annual housing allowance of $100,000, and certain other relocation and repatriation benefits and tax advisory services.

In connection with his appointment, Mr. Poletti will also receive additional performance stock units in respect of the 2026 award cycle, with a grant date fair value of $860,000. This award will be subject to the same terms and conditions, including vesting, as the performance stock units previously granted to him and to similarly situated Company executives in February 2026.

The foregoing descriptions of the Employment Agreement and Assignment Agreement are qualified in their entirety by reference to the full texts of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference in this Item 5.02.

Mr. Poletti does not have any family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any persons pursuant to which Mr. Poletti has been appointed to his position. In addition, he is not a party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 24, 2026, Mr. Oran informed the Company that he was stepping down for personal reasons. Effective that date, (i) his service as Chief Financial Officer ended, and (ii) the 12-month notice termination period under his employment agreement commenced and will run until August 24, 2027, during which time he will remain an employee.  Mr. Oran’s departure from the CFO role is not related to any disagreement between Mr. Oran and the Company on any matter relating to the Company’s financial controls, financial reporting, operations, policies, or practices.

Item 7.01.	Regulation FD Disclosure.

On August 24, 2026, the Company issued a press release announcing the matters described in Item 5.02 hereof. A copy of the Company's press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit
10.1	Employment Agreement dated August 24, 2026, by and between Amrize Ltd and Samuel J. Poletti.
10.2	International Assignment Agreement dated August 24, 2026, by and among Amrize Ltd, Amrize North America Inc. and Samuel J. Poletti.
99.1	Press Release dated August 24, 2026.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMRIZE LTD

/s/ Denise Singleton
Date: August 24, 2026	Name:	Denise Singleton
	Title:	Chief Legal Officer and Corporate Secretary